Exhibit (9)

September 25, 2009

UBS Index Trust
51 West 52nd Street
New York, NY 10019-6114

Re:	UBS Index Trust
Post-Effective Amendment No. 16 to the
Registration Statement on Form N-1A (“Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for UBS Index Trust (the “Registrant”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Registration Statement relating to the issuance and sale by the Registrant of an indefinite number of its authorized shares of beneficial interest (“shares”) under the Securities Act of 1933, as amended (the “1933 Act”) and under the Investment Company Act of 1940, as amended. We have examined such governmental and trust certificates and records as we deemed necessary to render this opinion and we are familiar with the Registrant’s Amended and Restated Trust Instrument and Amended and Restated By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registrant’s Statement of Additional Information of the Registration Statement to be dated on or about September 28, 2009, and in any revised or amended versions thereof, under the caption “Counsel.” In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP

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